UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
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International Wire Group, Inc.
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International Wire Group, Inc.
12 Masonic Avenue
Camden, New York 13316

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 18, 2009

To the Stockholders of International Wire Group, Inc.:

An Annual Meeting of Stockholders of International Wire Group, Inc. will be held on Thursday, June 18, 2009, at 8:30 a.m., Eastern Time, at the Doubletree Syracuse, 6301 State Route 298, East Syracuse, New York 13057, for the following purposes (which are more fully described in the accompanying Proxy Statement):

1. To elect the Board of Directors of International Wire Group, Inc.;

2. To ratify the Audit Committee’s selection of Deloitte & Touche LLP as our independent registered public accounting firm; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The affirmative vote of the holders of a plurality of the shares of our outstanding common stock voting is required for the election of each of the nominees for director (assuming a quorum is present). The affirmative vote of the holders of a majority of shares voted at the Annual Meeting, in person or by proxy, is required for the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as our independent registered public accounting firm or any other matters considered at the Annual Meeting.

The Board of Directors unanimously recommends that you vote to approve all the Proposals.

The Board of Directors has fixed the close of business on April 28, 2009, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”) and any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting. However, whether or not you expect to attend the Annual Meeting, to assure your shares are represented at the Annual Meeting, please date, execute and mail promptly the enclosed proxy in the postage-paid enclosed envelope.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2008 is enclosed for your convenience.
By Order of the Board of Directors,
Glenn J. Holler
Senior Vice President, Chief Financial
Officer and Secretary

Camden, New York
May 5, 2009

Your vote is important.

Please execute and return promptly the enclosed proxy card in the envelope provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL STOCKHOLDERS’ MEETING TO BE HELD ON JUNE 18, 2009

International Wire’s Proxy Statement and Annual Report to stockholders for the fiscal year ended December 31, 2008 are available at http://materials.proxyvote.com/460933

International Wire Group, Inc.
12 Masonic Avenue
Camden, New York 13316

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 18, 2009

This Proxy Statement is provided to the stockholders of International Wire Group, Inc. (“International Wire,” “we” or “our company”) in connection with the solicitation of proxies by the Board of Directors to be voted at an annual meeting of stockholders (the “Annual Meeting”) to be held at the Doubletree Syracuse, 6301 State Route 298, East Syracuse, New York 13057, at 8:30 a.m., Eastern Time, on Thursday, June 18, 2009, and at any adjournment or postponement thereof. This Proxy Statement and the enclosed proxy is first being sent or given to stockholders on or about May 5, 2009. This Proxy Statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Annual Meeting.

Your vote is important.  Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares of common stock as soon as possible. You can ensure that your shares are voted at the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Submitting your proxy will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by notifying International Wire’s Secretary in writing of such revocation, by voting in person at the Annual Meeting or by delivering a later-dated proxy.

INFORMATION ABOUT THE 2009 ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the 2009 Annual Meeting?

At the Annual Meeting, stockholders will be asked to:

(1) elect the Board of Directors of International Wire;

(2) ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2009; and

(3) take action on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

What is the Board of Directors’ recommendation?

The Board of Directors recommends votes FOR items 1 and 2 on your proxy card.

Who is entitled to vote?

All International Wire stockholders of record at the close of business on the Record Date, April 28, 2009, are entitled to vote at the Annual Meeting.

What shares will be entitled to vote at the Annual Meeting?

As of April 28, 2009, 9,986,202 shares of our company’s common stock were outstanding. This is the only class of capital stock issued by our company. Each holder of common stock has one vote for each share held. As stated in the notice of Annual Meeting, holders of record of the common stock at the close of business April 28, 2009, may vote at the Annual Meeting or any adjournment of the Annual Meeting.

Who can attend the Annual Meeting?

All stockholders that were stockholders of International Wire as of the record date April 28, 2009, or their authorized representatives, may attend the Annual Meeting. Admission to the Annual Meeting will be on a first-come, first-served basis. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, you should bring proof of ownership to the Annual Meeting, such as a bank or brokerage account statement, to ensure your admission.

How do I vote my shares?

Your shares may only be voted at the Annual Meeting if you are present in person or are represented by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to assure that your shares will be represented. To vote by proxy, complete the enclosed proxy card and mail it in the postage-paid envelope provided according to the instructions provided on the enclosed proxy card.

You may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our Secretary, submission of a properly executed later-dated proxy or by voting at the Annual Meeting. Voting by proxy will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. Attendance at the Annual Meeting will not by itself constitute a revocation of a proxy. If you vote by proxy and also attend the Annual Meeting, there is no need to vote again unless you wish to change your vote.

If your shares are held in the name of a bank, broker or other holder of record (i.e., a “street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

All shares entitled to vote that are represented by properly-completed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign and return your proxy card but do not indicate how your shares should be voted, the shares represented by your proxy will be voted FOR the election of directors who have been nominated by our Board of Directors, FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2009 and in the discretion of the persons named in the proxy (or, if none, the holder of the proxy) as to any other matter that may properly come before the Annual Meeting.

What is a “quorum?”

In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if a majority of the outstanding shares entitled to vote is represented in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be counted to determine whether a quorum is present.

What vote is necessary to pass the items of business at the Annual Meeting?

The eight nominees for director receiving a plurality of the votes cast by holders of common stock at the meeting, in person or by proxy, shall be elected to our Board of Directors. Currently there is one vacancy on the Board of Directors, which is composed of nine directors.

Except with respect to the election of directors, holders of common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting. The favorable vote of the holders of a majority of shares voted at the meeting, in person or by proxy, is required for approval of the ratification of Deloitte & Touche LLP and all other matters.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes will be counted to determine whether a quorum is present. Abstentions are treated as votes against a proposal and broker non-votes will not be considered present and entitled to vote. Thus, broker non-votes will not affect the outcome of the voting on any of the proposals.

Who will count the votes?

Our transfer agent, Computershare Trust Company, N.A., will tally the vote, and will serve as inspector of the Annual Meeting.

What are the costs for soliciting proxies for the Annual Meeting?

The solicitation is made on behalf of International Wire’s Board of Directors. We will pay the cost of soliciting these proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Without receiving additional compensation, officers and regular employees of our company may solicit proxies personally, by telephone, fax or email from some stockholders if proxies are not promptly received.

How can I get a copy of International Wire’s annual report on Form 10-K?

A copy of our Annual Report on Form 10-K for the year ended December 31, 2008 is enclosed. To obtain another copy, without charge, of our Annual Report on Form 10-K, address your request to Glenn J. Holler, Secretary, International Wire Group, Inc., 12 Masonic Avenue, Camden, New York 13316. The annual report on Form 10-K also may be accessed at http://itwg.client.shareholder.com, http://materials.proxyvote.com/460933 and at the website of the Securities and Exchange Commission at www.sec.gov.

INFORMATION ABOUT COMMUNICATIONS WITH INTERNATIONAL WIRE AND
OUR BOARD OF DIRECTORS

How may I communicate directly with the Board of Directors?

The Board of Directors provides a process for stockholders to send communications to the Board of Directors. You may communicate with the Board of Directors, individually or as a group, as follows:

By Mail
The Board of Directors
International Wire Group, Inc.
Attn: Glenn J. Holler, Secretary
12 Masonic Avenue
Camden, New York 13316

By Phone
314-238-1322

You should identify your communication as being from an International Wire stockholder. The Secretary may require reasonable evidence that your communication or other submission is made by an International Wire stockholder before transmitting your communication to the Board of Directors.

How may I communicate directly with the Non-employee Directors?

You may communicate with the Non-employee Directors, individually or as a group, by any of the means set forth above or by writing to:

Non-employee Directors of the Board of Directors
International Wire Group, Inc.
Attn: Glenn J. Holler, Secretary
12 Masonic Avenue
Camden, New York 13316

How do I communicate directly with International Wire?

You may communicate with International Wire by writing to:

International Wire Group, Inc.
Attn: Glenn J. Holler, Secretary
12 Masonic Avenue
Camden, New York 13316

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors has nominated eight people for election as directors at the Annual Meeting. All nominees are currently serving as directors of International Wire. If you elect these nominees, they will hold office until the 2010 Annual Meeting and until their successors have been duly elected and have qualified. The eight nominees for election at the Annual Meeting are listed on pages 5 to 7 with brief biographies.

The Board of Directors has determined that six of the eight nominees are independent directors under NASDAQ listing requirements. Those six independent directors are: Mark K. Holdsworth, Peter Blum, David M. Gilchrist, Jr., David H. Robbins, Lowell W. Robinson and John T. Walsh.

All of the nominees named on pages 5 to 7 have been nominated by our Board of Directors to be elected by holders of our common stock. We are not aware of any reason why any nominee would be unable to serve as a director. If a nominee for election is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our Board of Directors may nominate.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS

VOTE FOR THE ELECTION OF THESE DIRECTORS.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for 2009. Deloitte is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the Rules of the PCAOB. Deloitte representatives are expected to attend the 2009 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders. If the stockholders do not ratify the appointment, the Audit Committee will consider whether it should appoint another registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS

VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP.

OUR MANAGEMENT

Executive Officers and Directors

Set forth below are the names and positions of the directors and executive officers of our company as of December 31, 2008.

Name	Age	Position(s)

Rodney D. Kent	61	Director; Chief Executive Officer
Glenn J. Holler	61	Senior Vice President, Chief Financial Officer and Secretary
Donald F. DeKay	54	Vice President — Finance
Martin G. Dew	46	President of IWG High Performance Conductors, Inc.
Chrysant E. Makarushka	68	Vice President — Purchasing and Logistics
Mark K. Holdsworth	43	Director; Chairman of the Board of Directors
William Lane Pennington	53	Director, Vice-Chairman of the Board of Directors
Peter Blum	58	Director
David M. Gilchrist, Jr.	60	Director
David H. Robbins	33	Director
Lowell W. Robinson	60	Director
John T. Walsh	69	Director

Rodney D. Kent is Chief Executive Officer of our company and has held such position since June 1, 2005. Previously, Mr. Kent served as our President and Chief Operating Officer and he held those positions from May 2000 to June 2005. Mr. Kent has served as a director since June 1995. He served as a director when we filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code and throughout the bankruptcy proceedings. Prior to being named as President and Chief Operating Officer, Mr. Kent served as President of our Bare Wire segment from April 1995. Mr. Kent also serves as director of Oneida Financial Corp. and Chairman of the Board and director of Prime Materials Recovery, Inc. (“Prime”).

Glenn J. Holler was named Senior Vice President & Chief Financial Officer of our company in July 2001, and Secretary of our company in October 2004. He also served as Vice President — Finance from August 1996 through July 2001. Prior to joining our company, Mr. Holler was employed by Vigoro Industries, Inc. as Vice President, Finance from 1994 to 1996. From 1983 to 1994, Mr. Holler held several positions at Moog Automotive, Inc., including Vice President — Finance and Senior Vice President — Finance.

Donald F. DeKay is Vice President — Finance of our company and has held such position since July 2001. Prior to being named Vice President — Finance of our company, Mr. DeKay served as Vice President — Finance of our Bare Wire segment since April 1995. Mr. DeKay served as Vice President — Finance of Omega Wire, Inc. (one of our subsidiaries) from 1988 to 1995 and Controller of Omega Wire, Inc. from 1983 to 1988. Prior to joining our company, Mr. DeKay was employed by Price Waterhouse from 1978 to 1983. Mr. DeKay also serves as a director of Prime.

Martin G. Dew is President of our subsidiary IWG High Performance Conductors, Inc. (“HPC”) and has held this position since we acquired HPC in March 2006 and under its previous owner, Phelps Dodge Corporation, since 1999. Mr. Dew joined HPC in 1986 as an Inside Sales Representative and continued his career development serving as Sales Supervisor, Regional Sales Representative, Product Manager and Vice President of Sales.

Chrysant E. Makarushka is Vice President — Purchasing and Logistics of our company and has held such position since July 2000. Prior to being named Vice President — Purchasing and Logistics, Mr. Makarushka served as Director of Metals Management for our company from 1995 to 2000. Mr. Makarushka served as Director of Procurement and Human Resources for Omega Wire, Inc. from 1989 to 1995. Prior to joining our company, Mr. Makarushka was employed by Rome Cable Corporation from 1981 to 1989.

Mark K. Holdsworth has been Chairman of the Board of Directors of our company since March 24, 2005 and has been a director of our company since October 20, 2004. Mr. Holdsworth is a Managing Partner of Tennenbaum Capital Partners, LLC and is one of the firm’s founding members. Prior to joining that firm in 1996, Mr. Holdsworth was a Vice President, Corporate Finance, of US Bancorp Libra, a high-yield debt securities investment banking firm. He also has served as a generalist in Corporate Finance at Salomon Brothers Inc. Mr. Holdsworth is currently Vice Chairman of EaglePicher Corporation, a director of Parsons Corporation and the Chairman of Wincup, Inc. He is also a National Trustee of Boys & Girls Club of America. He received a B.A. in Physics from Pomona College, a B.S. with honors in Engineering and Applied Science (concentration in Mechanical Engineering) from the California Institute of Technology, and an MBA from Harvard Business School.

William Lane Pennington has been the Vice-Chairman of the Board of Directors of our company since March 28, 2005, and has been a director of our company since February 2003. He served as a director when we filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in 2004 and throughout the bankruptcy proceedings. Mr. Pennington founded Pennington Allen Capital Partners LLC, a private investment and advisory firm, in 2003 and serves as its Chief Executive Officer. From 2001 to 2003, Mr. Pennington was the President of IMCO International, Inc. and the Executive Vice President of IMCO Recycling, Inc. From 1997 to 2001, Mr. Pennington served as the President of Lennox Worldwide Heat Transfer and Lennox Asia Pacific Ltd. and Executive Vice President of Lennox International Inc. Mr. Pennington also held several senior executive positions from 1988 to 1997 with Hilti International Corporation, a global manufacturer and direct sales company, including President of Hilti Asia Pacific Ltd. based in Hong Kong and as President of Hilti Ltd. in Toronto, Ontario. He previously served as a partner, a shareholder, and member of the Board of Directors of Holliman, Langholz, Runnels & Dorwart, a private law practice. Mr. Pennington also currently serves as Chairman of Mathey Investments, Inc. and Bliss Industries LLC.

Peter Blum has been a director of our company since October 20, 2004. Mr. Blum has served as the President of Blum Consulting, LLC, a consulting firm, since 2002. Prior to 2002, Mr. Blum was a Managing Principal of Towers Perrin. He was a consultant for the Wharton Center for Applied Research. In addition, he served as the Business Development Manager and Research and Development Manager for British Oxygen Company. Mr. Blum received B.S. and M.S. degrees in Metallurgy and Materials Science from Lehigh University, and an MBA from The Wharton School of the University of Pennsylvania.

David M. Gilchrist, Jr. has been a director of our company since October 20, 2004. Mr. Gilchrist currently serves as the Chief Executive Officer of Siegel-Robert, Inc, a manufacturing company. Prior to joining Siegel-Robert, Inc. in 2007, Mr. Gilchrist was previously the Chief Executive Officer of Jackson Products, Inc. from 2003-2007 and the President of VP Buildings from 1995 through 2003. Prior to joining VP Buildings, he also served as the President of Mid-South Industries and the Fusite Division of Emerson Electric. He also serves as a director of Wolverine Tube. Mr. Gilchrist received a B.S. in Mechanical Engineering from the U.S. Naval Academy and an MBA from St. Francis College.

David H. Robbins has been a director of our company since November 9, 2006. Mr. Robbins joined GSC Group, an investment advisor, at its inception in 1999 and is a Senior Managing Director and Co-Head of GSC’s Corporate Credit and Distressed Investments Group. He was previously with The Blackstone Group, in the Principal Investment and Mergers and Acquisitions Groups, where he worked on a variety of private equity and advisory transactions. Mr. Robbins is on the board of Aeromet Holdings, ATSI Holdings, Kolmar Labs Group, Neucel Specialty Cellulose, Precision Partners, and Safety-Kleen Corp. Mr. Robbins graduated from the University of Pennsylvania with a B.S. degree in Economics.

Lowell W. Robinson has been a director of our company since October 20, 2004. Mr. Robinson served as the Chief Financial Officer and Chief Operating Officer of MIVA, Inc., an online advertising network, from August 2007 through March 2009. He joined MIVA in December 2006 as Chief Financial Officer and Chief Administrative Officer. He previously served as the President of LWR Advisors from 2004 to 2006, as Special Counsel (and Interim Chief Financial Officer) to the President of Polytechnic University from 2002 to 2004 and as Chairman of the Audit Committee and Special Independent Committee of the Board of Edison Schools from 2002 to 2003. From 2000 to 2002, he served as the Senior Executive Vice President and Chief Financial

Officer of HotJobs.com. Previously, he held senior financial positions at ADVO Inc., Kraft Foods, Inc. and Citigroup Inc. Mr. Robinson also serves on the Board of Directors of Jones Apparel Group and on the Board of Directors of the University of Wisconsin School of Business. Mr. Robinson has a B.A. in economics from the University of Wisconsin and a MBA from Harvard Business School.

John T. Walsh has been a director of our company since October 20, 2004. Mr. Walsh served as the President and Chief Operating Officer of Columbian Chemicals Company, a wholly-owned subsidiary of Phelps Dodge Corporation, from 1996 through 2001, and he retired in 2001. Mr. Walsh also held several senior executive positions with Columbian Chemicals Company prior to 1996. He received a B.S. in Chemistry from St. Bonaventure University, an M.S. in Organic Chemistry from Xavier University and an MBA (concentration in Marketing) from Fairleigh Dickinson University.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

Generally

Our Board of Directors currently consists of nine directors, with one vacancy. All directors will be elected by the holders of our common stock at each Annual Meeting and are elected to serve until their successors have been duly elected and have qualified. Our Board of Directors met nine times in 2008. Each of the directors attended at least 75% of all meetings held by the Board of Directors and all meetings of each committee of the Board of Directors on which such director served during the fiscal year ended December 31, 2008.

We do not have a policy regarding Board of Director attendance at our Annual Meeting. However, we expect that all directors will attend the 2009 Annual Meeting unless extraordinary circumstances prevent a director’s attendance. All of our directors attended the 2008 Annual Meeting.

Committees of the Board of Directors

Our Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee. The charters for each of our standing committees can be found on our website at http://itwg.client.shareholder.com.

Director Nominations.  The Board of Directors does not have a separate nominating committee or a nominating committee charter. Rather, the entire Board of Directors acts as nominating committee, and a majority of the directors, but not all of the directors, are independent directors, as such term is defined in the NASDAQ listing standards. As such, the director nominees to be voted on at the 2009 Annual Meeting were selected by the entire Board of Directors. The Board of Directors does not believe we would derive any significant benefit from a separate nominating committee, although the Board of Directors may contemplate forming a Nominating Committee in the future.

Nominating Process.  In recommending director candidates in the future, the Board of Directors intends to take into consideration such factors as it deems appropriate based on our company’s current needs. These factors may include diversity, age, skills, decision-making ability, inter-personal skills, experience with businesses and other organizations of comparable size, community activities and relationships, the interrelationship between the candidate’s experience and business background and other directors’ experience and business background, whether such candidate would be considered “independent”, as such term is defined in the NASDAQ listing standards, as well as the candidate’s ability to devote the required time and effort to serve on the Board of Directors.

The Board of Directors has never received a recommendation from a stockholder as to a candidate for nomination to the Board of Directors and therefore has not previously formed a policy with respect to consideration of such a candidate. However, it is the Board of Directors’ intent to consider any stockholder nominees that may be put forth in the future.

Stockholders wishing to nominate a candidate for consideration at the 2010 Annual Meeting should submit the nominee’s name, affiliation and other pertinent information along with a statement as to why such person should be considered for nomination. Such nominations should be delivered to our Secretary at our principal executive offices not less than 120 or more than 180 days prior to the first anniversary of the date of the preceding year’s annual meeting. The Board of Directors will evaluate any such nominees in a manner similar to that for all director nominees.

Audit Committee.  Our Audit Committee consists of Mr. Robinson, Mr. Gilchrist and Mr. Walsh. Mr. Robinson is the Chairman of the Audit Committee. Each member of our Audit Committee is independent, as such term is defined in the NASDAQ listing standards and Section 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934. Further, the Board of Directors has determined that all members of the Audit Committee are financially literate and have financial management expertise, as the Board of Directors has interpreted such qualifications in its business judgment. In addition, the Board of Directors has designated Mr. Robinson as the audit committee financial expert as defined in the Securities Exchange Act of 1934.

Our company’s Audit Committee is generally responsible for, among other things:

•	overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company;

•	assisting the Board of Directors in oversight and monitoring of (i) the integrity of our company’s financial statements, (ii) our company’s maintenance of effective internal accounting, financial and disclosure controls and procedures, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, (iii) our company’s compliance with legal and regulatory requirements, and (iv) the independent auditor’s qualifications, compensation, independence, performance and engagement for other services;

•	preparing the report that the rules of the Securities and Exchange Commission (the “SEC”) require be included in our company’s annual proxy statement;

•	providing our company’s Board of Directors with the results of its monitoring and recommendations derived therefrom; and

•	providing to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

Our Audit Committee met eight times in 2008. A copy of our Audit Committee Charter can be found on our website at http://itwg.client.shareholder.com.

Compensation Committee.  Our Compensation Committee consists of Mr. Blum, Mr. Gilchrist and Mr. Robbins, each of whom is a nonemployee member of the Board of Directors. Mr. Blum is the Chairman of the Compensation Committee. Each member of our Compensation Committee is an independent director, as such term is defined in the NASDAQ listing standards.

The Compensation Committee is generally responsible for, among other things:

•	reviewing and recommending to the full Board of Directors compensation for the Chief Executive Officer and the four most highly compensated executive officers of our company other than the Chief Executive Officer and reviewing and approving compensation for any of the other executive officers of our company, including, without limitation, (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements and change in control agreements/provisions and (e) any other benefits, compensation or arrangements;

•	setting annual performance related goals for the Chief Executive Officer and the four most highly compensated executive officers of our company other than the Chief Executive Officer; and

•	making recommendations to the Board of Directors with respect to incentive compensation plans.

Our Compensation Committee met three times in 2008. A copy of our Compensation Committee Charter can be found on our website at http://itwg.client.shareholder.com.

Code of Ethics

We have adopted the Code of Business Conduct, a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer and other salaried employees. The Code of Business Conduct is publicly available on our website at http://itwg.client.shareholder.com. If we make any substantive amendments to the Code of Business Conduct or grant any waiver from a provision of the code to our Chief Executive Officer and Chief Financial Officer, we will disclose the nature of such amendment or waiver on that website or in a report on Form 8-K. In addition, we will make available, free of charge upon request, a copy of the Code of Business Conduct. For a copy of this code, please contact Glenn Holler, Secretary, International Wire Group, Inc., 12 Masonic Avenue, Camden, New York 13316.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee currently consists of Mr. Blum, Mr. Gilchrist and Mr. Robbins. No member of the Compensation Committee during the fiscal year ended December 31, 2008 (i) was an officer or employee of International Wire, (ii) was formerly an officer of International Wire, or (iii) had any relationship requiring disclosure under the SEC’s governing disclosure of related person transactions (Item 404 of Regulation S-K). No executive officer of International Wire served as a director or member of the compensation committee of another entity of whose directors or executive officers served as a member of our Board of Directors or a member of the Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERSHIP

Security Ownership of 5% Beneficial Owners

The following table sets forth information with respect to beneficial ownership of our common stock by persons known by us to beneficially own 5% or more of our common stock.

	Shares Beneficially Owned
	Number of	Percent of
	Shares of	Common
Name	Common Stock	Stock(1)

Tennenbaum Capital Partners, LLC(2)	2,772,490	27.8%
2951 28th Street Suite 1000 Santa Monica, CA 90404
James D. Bennett; Bennett Restructuring Fund, L.P.;	1,916,309	19.2%
Bennett Offshore Restructuring Fund, Inc.; and Restructuring Capital Associates(3) c/o Bennett Management Corporation 2 Stamford Plaza 281 Tresser Boulevard Stamford, Connecticut 06901
GSC Recovery II, L.P. and GSC Recovery IIA, L.P., et al.(4)	1,702,151	17.0%
500 Campus Drive, Suite 220 Florham Park, New Jersey 07932
Mast Credit Opportunities I Master Fund Limited(5)	1,463,825	14.7%
c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896 GT Harbour Centre, 2nd Floor, North Church, Street George Town, Cayman Islands
Blackport Capital Fund Ltd.(6)	499,999	5.0%
345 Park Avenue New York, New York 10154

(1)	The percentages shown are calculated based upon 9,986,202 shares of common stock, the number of shares outstanding as of March 15, 2009, plus the number of shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days for that particular person or group.

(2)	Tennenbaum Capital Partners, LLC (“TCP”), as investment advisor to Special Value Absolute Return Fund, LLC (“SVAR”) and Special Value Opportunities Fund, LLC (“SVOF”), has a beneficial interest in 2,772,490 shares. SVAR has the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, 2,135,319 shares of common stock, and SVOF has the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, 637,171 shares of common stock.

(3)	As reported in the Form 13D filed by James D. Bennett, Bennett Restructuring Fund, L.P. (“BRF”), Bennett Offshore Restructuring Fund, Inc. (“BORF”) and Restructuring Capital Associates, L.P. (“RCA” and collectively with James D. Bennett, BRF and BORF, the “Bennett Persons”) on October 26, 2006. As reported in the Form 13D, each of the Bennett Persons beneficially owns the following: (i) James D. Bennett beneficially owns 1,916,309 shares of our common stock and has shared voting and investment power with respect to such shares, (ii) BRF beneficially owns 1,227,459 shares of our common stock and has shared voting and investment power with respect to such shares, (iii) BORF beneficially owns 688,850 shares of our common stock and has shared voting and investment power with respect to such shares and (iv) RCA beneficially owns 1,916,309 shares of our common stock and has shared voting and investment power with respect to such shares.

(4)	As reported in the Form 13G filed by GSC Recovery II, L.P. and certain affiliated reporting persons on February 14, 2007, the Form 4 filed by GSC Recovery IIA, L.P. and certain affiliated reporting persons on October 30, 2007, the Form 4 filed by Robert A. Hamwee and certain affiliated reporting persons on October 30, 2007, the Form 3 filed by GSC Group Inc. on October 30, 2007, the Form 4 filed by GSC Recovery IIA, G.P. L.P. on October 22, 2008 and the the Form 4 filed by GSC Recovery IIA, L.P. on October 22, 2008. As reported in the Form 13G, the Form 4s and the Form 3, GSC Recovery II, L.P. directly owns 685,733 shares of our common stock and has shared voting and investment power with respect to such shares, GSC Recovery IIA, L.P. directly owns 999,918 shares of our common stock and has shared voting and investment power with respect to such shares and GSCP (NJ), L.P. directly owns options to purchase 16,500 shares of our common stock. These options were granted in exchange for Mr. Robbins service as one of our directors.

The Form 4s filed on October 22, 2008 provided that GSC Recovery II GP, L.P. is the general partner of GSC Recovery II, L.P., GSC RII, LLC is the general partner of GSC Recovery II GP, L.P. and GSCP (NJ) Holdings, L.P. is the managing member of GSC RII, LLC. GSC Recovery IIA GP, L.P. is the general partner of GSC Recovery IIA, L.P.; GSC RIIA, LLC is the general partner of GSC Recovery IIA GP, L.P.; and GSCP (NJ) Holdings, L.P. is the sole member of GSC RIIA, LLC. GSCP (NJ), L.P. is the manager of GSCP Recovery II, L.P. and GSCP Recovery IIA, L.P. and GSCP (NJ), Inc. is the general partner of GSCP (NJ), L.P. and GSCP (NJ) Holdings, L.P. GSC Group, Inc. owns all of the outstanding capital stock of GSCP (NJ), Inc. GSCP Active Partners Holdings, L.P. owns all of the Class A Common Stock of GSC Group, Inc. GSC Active Partners, Inc. is the general partner of GSC Active Partners Holdings, L.P. Each of Alfred C. Eckert III and Richard M. Hayden is an executive officer and stockholder of GSC Active Partners, Inc.

GSCP (NJ), L.P., GSCP (NJ), Inc., GSC Group, Inc., GSC Active Partners Holdings, L.P., GSC Active Partners, Inc., Alfred C. Eckert III, and Richard M. Hayden (collectively, the “Recovery Affiliates”) by virtue of such person’s relationship with GSC Recovery II, L.P., GSC Recovery IIA, L.P. and GSCP (NJ), L.P. may be deemed to have shared voting and investment power over, and be the indirect beneficial owner of the 1,685,651 shares of our common stock owned in the aggregate by GSC Recovery II, L.P. and GSC Recovery IIA, L.P. and the options to purchase 16,500 shares of our common stock owned by GSCP (NJ), L.P. Each of the Recovery Affiliates disclaims beneficial ownership of the common stock and options except to the extent of each entity’s and individual’s pecuniary interest in the securities.

GSCP (NJ) Holdings, L.P., GSC Recovery II GP, L.P. and GSC RII, LLC, by virtue of such person’s relationship with GSC Recovery II, L.P., may be deemed to have shared voting and investment power over,

and be the indirect beneficial owner of the 685,733 shares of Common Stock directly owned by GSC Recovery II, L.P. Each of the GSC Recovery II GP, L.P. and GSC RII, LLC disclaims beneficial ownership of the common stock except to the extent of such reporting person’s pecuniary interest in the common stock.

GSCP (NJ) Holdings, L.P., GSC Recovery IIA GP, L.P. and GSC RIIA, LLC, by virtue of such person’s relationship with GSC Recovery IIA, L.P, may be deemed to have shared voting and investment power over, and be the indirect beneficial owner of the 999,918 shares of Common Stock directly owned by GSC Recovery IIA, L.P. Each of GSC Recovery IIA GP, L.P. and GSC RIIA, LLC disclaims beneficial ownership of the common stock except to the extent of such reporting person’s pecuniary interest in the common stock.

(5)	As reported in the Form 13G filed by Mast Capital Management, LLC (“Mast Capital”), Mast Credit Opportunities I Master Fund Limited (“Mast Fund”), Mast OC I Master Fund L.P. (“Mast OC”), David J. Steinberg and Christopher B. Madison (together with Mast Capital, Mast Fund, Mast OC and David J. Steinberg, the “Mast Persons”) on December 31, 2008. As reported in the Form 13G, each of the Mast Persons beneficially owns the following: (i) Mast Fund beneficially owns 990,000 shares of our common stock and has sole voting and investment power with respect to such shares, (ii) Mast Capital beneficially owns 1,463,825 shares of our common stock and has sole voting and investment power with respect to such shares by virtue of its position as investment advisor to Mast Fund and the investment advisor and general partner of Mast OC, (iii) Mast OC beneficially owns 473,825 shares of our common stock and has sole voting and investment power with respect to such shares, (iv) Christopher B. Madison beneficially owns 1,463,825 shares of our common stock and has shared voting and investment power with respect to such shares by virtue of his position as manager of Mast Capital and (v) David J. Steinberg beneficially owns 1,463,825 shares of our common stock and has shared voting and investment power with respect to such shares by virtue of his position as manager of Mast Capital.

(6)	As reported in the Form 13G filed by Blackport Capital Fund Ltd. (“Blackport”), Blackstone Distressed Securities Advisors LP (“Blackstone Distressed”), Blackstone DD Advisors L.L.C. (“Blackstone DD”) and Stephen A. Schwarzman (together with Blackport, Blackstone Distressed and Blackstone DD, the “Blackstone Persons”) on February 17, 2009. As reported in the Form 13G, each of the Blackstone Persons beneficially owns the following: (i) Blackport beneficially owns 499,999 shares of our common stock and has sole voting and investment power with respect to such shares, (ii) Blackstone Distressed beneficially owns 499,999 shares of our common stock and has sole voting and investment power with respect to such shares by virtue of its position as investment advisor to Blackport, (iii) Blackstone DD beneficially owns 499,999 shares of our common stock and has sole voting and investment power with respect to such shares by virtue of its position as general partner of Blackstone Distressed, and (iv) Stephen A. Schwarzman beneficially owns 499,999 shares of our common stock and has shared voting and investment power with respect to such shares by virtue of his position as founding member of Blackstone DD.

Security Ownership of Directors and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of March 15, 2009 for:

•	each of our current directors and nominees to serve as director;

•	each named executive officer; and

•	all current directors and executive officers as a group.

	Shares Beneficially Owned
	Number of Shares of	Percent of
Name(a)	Common Stock(b)	Common Stock(c)

Rodney D. Kent	214,651	2.1%
Glenn J. Holler	75,000	*
Donald F. DeKay	49,966	*
Chrysant E. Makarushka	48,000	*
Martin G. Dew	48,000	*
Peter Blum	13,200	*
David M. Gilchrist, Jr.	13,200	*
Mark K. Holdsworth(d)	13,200	*
William L. Pennington	13,200	*
David H. Robbins(e)	0	—
Lowell W. Robinson	13,200	*
John T. Walsh	13,200	*
All executive officers and directors as a group (12 persons)	514,817	5.2%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(a)	The address of each of the stockholders is c/o International Wire Group, Inc., 12 Masonic Avenue, Camden, New York 13316, except for Mr. Robbins, whose address is c/o GSC Partners, 888 7th Avenue, 26th Floor, New York, New York 10019. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as held by them.

(b)	In accordance with SEC rules, this column also includes shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of March 15, 2009 as follows: 195,000 shares for Mr. Kent, 75,000 shares for Mr. Holler, 48,000 shares for Mr. DeKay, 48,000 shares for Mr. Makarushka, 48,000 shares for Mr. Dew, 13,200 shares for Mr. Blum, 13,200 shares for Mr. Gilchrist, 13,200 shares for Mr. Holdsworth, 13,200 shares for Mr. Robinson, 13,200 shares for Mr. Walsh and 13,200 shares for Mr. Pennington.

(c)	The percentages shown are calculated based upon 9,986,202 shares of common stock, the number of shares outstanding as of March 15, 2009, plus the number of shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days for that particular person or group.

(d)	Does not include shares beneficially owned by TCP or its affiliates as described in footnote (2) under “Security Ownership Of Certain Beneficial Ownership — Security Ownership of 5% Beneficial Owners.” Mr. Holdsworth is a Managing Partner of, and has an equity interest in, TCP.

(e)	Does not include shares beneficially owned by GSC or its affiliates as described in footnote (4) under “Security Ownership Of Certain Beneficial Ownership — Security Ownership of 5% Beneficial Owners.” Mr. Robbins is an employee of, and has an indirect equity interest in, GSC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis may contain statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview of International Wire’s Compensation Program

Throughout this Proxy Statement, our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer, who are included in the Summary Compensation Table, are referred to as the “named executive officers.” The Compensation Committee reviews and recommends to the Board of Directors compensation for the named executive officers, including, without limitation, (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements, and change in control agreements/provisions and (e) any other benefits, compensation or arrangements. The full Board of Directors approves the compensation for the named executive officers.

The Compensation Committee’s membership is determined by the Board of Directors and is composed entirely of independent directors of the Board of Directors. Mr. Blum, the Compensation Committee chairman, reports on Compensation Committee actions and recommendations from time to time at the Board of Directors meetings.

Compensation Program Objectives

The Compensation Committee believes that the most effective executive compensation program is one that is designed to attract and retain highly qualified and talented executives, provide appropriate incentives to motivate those individuals to maximize stockholder returns by producing sustained superior performance and reward them for outstanding individual and team contributions to the achievement of our company’s near-term and long-term business objectives.

Setting Executive Compensation

Based on the foregoing objectives, executive compensation is composed of two elements — near-term compensation and long-term compensation. Near-term compensation consists of base salary, annual bonus awards and perquisites and other personal benefits. Long-term compensation consists of stock options, deferred compensation and retirement benefits. These elements of compensation are discussed in more detail under the heading “Elements of Compensation for Fiscal 2008” below. We believe the combination of near-term and long-term compensation strikes the right balance between steady pay and highly leveraged performance-based rewards that promote stockholders’ interests.

The ability of Compensation Committee members to judge performance effectively is enhanced by the exposure they get to our operations as members of our Board of Directors. The Board of Directors participates in regular updates on our business priorities, strategies and results. As a result, the Board of Directors has frequent interaction with and open access to executive officers. This gives them considerable opportunity to ask questions and assess the performance of the executives and our company. The Compensation Committee does not currently engage the services of an independent outside consultant because it has not made major changes in base salary, has implemented a pay for performance bonus system, and, through the experiences of members of the committee with other companies, believes it has a good grasp of appropriate compensation approaches and levels. The Compensation Committee has the ability to retain an outside consultant if and when it believes it would be cost effective to do so.

Elements of Compensation for Fiscal 2008

For fiscal 2008, the elements of compensation for the named executive officers were:

•	base salary;

•	annual bonus awards;

•	stock options;

•	retirement benefits; and

•	perquisite and other personal benefits.

In addition to these elements, our Chief Executive Officer is provided additional compensation through a deferred compensation program. Each of the elements of our company’s executive compensation program for fiscal 2008 is discussed in the following paragraphs.

Base Salary.  Our company provides named executive officers with a base salary to compensate them for services rendered during each fiscal year. This is the basic, least variable form of compensation for the job an executive officer does. We have employment agreements with Rodney D. Kent and Glenn J. Holler, that were amended on April 25, 2008, and, as a result, Mr. Kent and Mr. Holler were guaranteed a minimum annual base salary of $400,000 and $299,936 beginning on March 1, 2008, respectively, during the term of their employment agreement. In addition to the salary guarantee, the amendments to the employment agreements with Mr. Kent and Mr. Holler, among other things, include the following: (i) an increase in Mr. Kent’s annual target bonus to 75% of his base salary and an increase in Mr. Holler’s annual target bonus to 55% of his base salary and (ii) revisions to comply with the requirements of Internal Revenue Code Section 409A and the regulations promulgated thereunder.

Increases to Mr. Kent’s and Mr. Holler’s base salaries and the determination of the base salary for the other named executive officers are based on the employee’s knowledge and experience in the industry, expected future contributions to the growth and development of our company and the impact of the position on our company’s performance. Base pay is designed to be competitive compared with prevailing market rates and companies that compete with our company for management talent. The Compensation Committee makes this determination based on its knowledge and general experience, and the committee has not engaged in specific benchmarking. Executive positions are grouped by grades, which are part of our company’s overall salary structure.

The annualized base salary for 2008 for Mr. Kent was $400,000 and for Mr. Dew was $188,822. Prior to March 1, 2008, the annualized base salary for Mr. Holler, Mr. DeKay and Mr. Makarushka was $291,200, $220,740, $140,660, respectively, and after March 1, 2008, the annualized base salary for Mr. Holler, Mr. DeKay and Mr. Makarushka was $299,936, $227,362, $144,880, respectively. The current annualized base salary for Mr. Kent, Mr. Holler, Mr. DeKay, Mr. Makarushka and Mr. Dew is $400,000, $299,936, $227,362, $144,880 and $188,822 respectively.

Annual Bonus Award.  Annual bonus awards are made to our named executive officers pursuant to our company’s Key Management Incentive Plan, Bare Wire Cash Profit Sharing Plan (if applicable) and High Performance Conductors Cash Profit Sharing Plan (if applicable). A description of each follows.

Key Management Incentive Plan.  Our company’s Key Management Incentive Plan is a non-equity incentive cash bonus plan for certain of our company’s key management, including the named executive officers. The plan is designed to reward operating performance results. Although the plan provides significant discretion, the plan is basically a pay-for-performance incentive plan because it is contingent upon reaching our financial goals. The Compensation Committee views pay-for-performance as a key element in its overall compensation philosophy.

The annual incentive plan compensation under the Key Management Incentive Plan is computed for all the named executive officers as follows:

•	At the beginning of the year, the Compensation Committee, based on input from management, sets a target EBITDA (discussed further below) for the current fiscal year. The target EBITDA is designed to be a realistic target at the time it is determined and is the same target used in our business for planning purposes. The target EBITDA is also approved by the Board of Directors.

•	Also at the beginning of the year, the Compensation Committee sets a target level (as a percentage of base salary) for each named executive officer, which is then multiplied by the named executive officer’s base salary to determine his target payment amount. The Board of Directors also approves the target level for each named executive officer.

•	The Compensation Committee’s ability to determine target levels is partially limited by the employment agreements with Mr. Kent and Mr. Holler, as these employment agreements require that Mr. Kent and Mr. Holler be eligible for an annual bonus of up to 75% and 55%, respectively, of base salary. The target level (as a percentage of base salary) is set based on the named executive officer’s importance and the impact of his position within the organization. To that end, Mr. Kent, our Chief Executive Officer, is the individual with the greatest overall responsibility for our company’s performance and was consequently assigned the highest target level of 75% of base salary. Mr. Holler, our Chief Financial Officer, has the second greatest overall responsibility for our company’s performance and was consequently assigned the second highest target level of 55% of base salary. The remaining named executive officers are assigned a target level of 50% of base salary. The Compensation Committee relies on the general experience and knowledge of the members of the Compensation Committee to establish the target levels.

•	After the end of the year, the company’s “performance percentage” is calculated by dividing our actual EBITDA by the target EBITDA, and then multiplying the result by 100. The performance percentage is then used to calculate the “percentage of the target bonus,” which is determined by referring to the bonus chart which lists the performance percentage next to a corresponding percentage of target bonus. Our bonus chart is a graduated scale of performance percentage beginning with 80% of EBITDA achieved (which corresponds to a percentage of the target bonus of 0%) and ending with a performance percentage of 120% of EBITDA achieved (which corresponds to a target percentage of 150%). The following is a sample of our bonus chart:

Performance Percentage
(Percentage of EBITDA Achieved)	Percentage of Target Bonus

80%	0%
81%	5%
98%	90%
99%	95%
100%	100%
101%	102.5%
102%	105%
119%	147.5%
120%	150%

•	The percentage of the target bonus is then multiplied by each named executive officer’s target payment amount. Once this amount is calculated, the Chief Executive Officer reviews the amounts and makes a recommendation to the Compensation Committee (except for his own bonus) based on EBITDA, the performance of each participant and any other factors that he deems appropriate.

•	After reviewing the recommendations, the Compensation Committee has discretion in determining the bonuses for each named executive officer, subject to Board of Directors approval.

Performance is measured based on EBITDA because we believe it offers the best measure of operational performance as it provides a clearer picture of cash flow and results of operations by removing items that can obscure true company performance. EBITDA is an appropriate measure of performance as it reflects results from operations before the effects of financing and investing activities by excluding interest and depreciation costs. EBITDA is not a recognized financial measure under U.S. GAAP and has limitations because it excludes certain results that are material to our consolidated results.

EBITDA is earnings before interest, taxes, depreciation, amortization and non-cash items. The relevant EBITDA target for all the named executive officers is the EBITDA of our whole company, except for Mr. Dew, whose relevant EBITDA target is the EBITDA of HPC. The Compensation Committee and/or the Board of Directors has the right to make discretionary adjustment to EBITDA:

•	consistent with exclusions or adjustments provided for in our financing agreements, including without limitation, the Loan and Security Agreement, dated as of October 20, 2004, among International Wire, its domestic subsidiaries, the lenders thereunder and Wachovia Capital Finance Corporation (Central), formerly known as Congress Financial Corporation (Central), as agent, or

•	for the impact of certain events or occurrences that were not budgeted or planned for in setting the goals, including, among other things:

•	asset write-downs;

•	litigation or claim judgments or settlements;

•	the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results;

•	any reorganization and restructuring programs;

•	extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 or in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year;

•	acquisitions or divestitures;

•	foreign exchange gains and losses;

•	discontinued operations; and

•	changes in metal prices.

In 2008, the target EBITDA for all the named executive officers (other than Mr. Dew) was $60.4 million after adjustments, and our company achieved an EBITDA of $44.7 million after adjustments. This equals a performance percentage of 74% and, in accordance with our bonus chart, corresponds to a percentage of the target bonus of 0%. Our Chief Executive Officer recommended to the Compensation Committee that Mr. Holler, Mr. DeKay and Mr. Makarushka receive 0% of their target bonus.

In 2008, the target EBITDA of HPC (which is the relevant EBITDA measure for Mr. Dew) division was $19.7 million after adjustments, and HPC achieved an EBITDA of $16.1 million after adjustments. This equals a performance percentage of 81.7% and, in accordance with our bonus chart, corresponds to a percentage of the target bonus of 5% (which would have been $4,584). However, our Chief Executive Officer recommended to the Compensation Committee that Mr. Dew be paid a bonus of $25,000 because of his efforts with the acquisition of the recently acquired Global Wire business and the integration of the Littleton, New Hampshire facility into the operations of HPC.

The Compensation Committee reviewed the recommendations of Mr. Kent with respect to the named executive officers (other than with respect to Mr. Kent) and determined to accept his recommendations.

Bare Wire Cash Profit Sharing Plan.  Our company’s Bare Wire Cash Profit Sharing Plan is administered by the Compensation Committee and provides cash bonuses to all employees of the Bare Wire division, including the named executive officers that are employed in the Bare Wire division, based on months of service and attendance. The purpose of the plan is to encourage retention and attendance. Mr. Kent, Mr. DeKay and Mr. Makarushka are employed in the Bare Wire division.

Following the completion of each fiscal year, the Chief Executive Officer recommends to the Board of Directors and/or the Compensation Committee an amount to be contributed to the Bare Wire Cash Profit Sharing Plan for the Bare Wire division participants. This amount is generally a percentage of EBITDA earned by the Bare Wire division. The final amount is determined in the discretion of the Board of Directors and/or the Compensation Committee.

Generally, each participant earns one point for each whole month of employment with the Bare Wire division since the beginning of the participant’s service with the Bare Wire division. However, a participant will not earn a point for a given month of employment with the Bare Wire division if such participant is absent from work (as further specified in the policy maintained at each location).

The award of bonuses pursuant to the Bare Wire Cash Profit Sharing Plan is discretionary. Each participant’s bonus, if any, equals the number of points accrued by such participant times the quotient of the profit sharing pool divided by the total number of points accrued by all the participants. For 2008, the bonus under the Bare Wire Cash Profit Sharing Plan for Mr. Kent, Mr. DeKay and Mr. Makarushka was $4,045, $3,009 and $2,315, respectively.

High Performance Conductors Cash Profit Sharing Plan.  Our company’s High Performance Conductors Cash Profit Sharing Plan is administered by the Compensation Committee and provides cash bonuses to all employees of IWG High Performance Conductors, Inc., including Mr. Dew, based on months of service and attendance. The purpose of the plan is to encourage retention and attendance.

Following the completion of each fiscal year, the Chief Executive Officer recommends to the Board of Directors and/or the Compensation Committee an amount to be contributed to the High Performance Conductors Cash Profit Sharing Plan for the High Performance Conductors division participants. This amount is generally a percentage of EBITDA earned by the High Performance Conductors division. The final amount is determined in the discretion of the Board of Directors and/or the Compensation Committee.

Generally, each participant earns one point for each whole month of employment with the High Performance Conductors division since the beginning of the participant’s service with the High Performance Conductors division. However, a participant will not earn a point for a given month of employment with the High Performance Conductors division if such participant is absent from work (as further specified in the policy maintained at each location).

The award of bonuses pursuant to the High Performance Conductors Cash Profit Sharing Plan is discretionary. Each participant’s bonus, if any, equals the number of points accrued by such participant times the quotient of the profit sharing pool divided by the total number of points accrued by all the participants. For 2008, the bonus under the High Performance Conductors Cash Profit Sharing Plan for Mr. Dew was $3,003.

Stock Options.  A stock option is a right to purchase a specified number of shares of our common stock at a set exercise price subject to the terms and conditions of an option agreement. The exercise price is the fair market value of our stock on the day the Compensation Committee granted the option. Stock option grants are intended to motivate longer-term business objective achievement as reflected in the stock price and retain and motivate executives. An increase in the value of our stock benefits all our stockholders, thus aligning executive and stockholder interests. We did not issue any stock options to our named executive officers in 2008, because in 2006 we issued large grants of options to our named executive officers (some of which vested in 2008) and generally believe that stock option grants should only be made at a qualifying employee’s commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special recruiting or retention objectives. In 2008, 16,000 options for Mr. Dew, which were issued in 2006, vested.

As a result of the special cash dividend paid to our stockholders as of December 31, 2008, the Compensation Committee authorized a dividend-equivalent payment in order to prevent the optionholders,

including the named executive officers, from being disadvantaged by the special cash dividend. Each optionholder was paid an amount of cash equal to the dividend per share multiplied by the number of shares that would be issued if all options held by the optionholder were exercised, regardless of vesting.

Retirement Benefits.  Our company’s named executive officers also participate in our 401(k) plan available to salaried and hourly employees. At the beginning of the year, we funded 1% of each employee’s previous year base salary into the 401(k) plan, including named executive officers. Although we have generally funded an amount for 401(k) plans, whether to make a contribution and the amount of the contribution is discretionary. Throughout the year we also match 50% of employee’s contributions up to 6% of salary for all participating employees.

Perquisites and Other Personal Benefits.  Our company provides named executive officers with perquisites and other personal benefits, reflected in the All Other Compensation column in the Summary Compensation Table on page 20, that our company, the Compensation Committee and the Board of Directors believe are reasonable and consistent with our overall compensation program to better enable our company to attract and retain superior employees for key positions.

Under Mr. Kent’s employment agreement with us, we are obligated to pay certain insurance premiums for policies owned by Mr. Kent. Additionally, Mr. Kent’s employment agreement entitles him to an automobile allowance of $1,000 per month (plus a gross up for taxes), and group medical coverage for himself and his dependents. The Compensation Committee and the Board of Directors has also approved executive medical for Mr. Kent.

Under Mr. Holler’s employment agreement with us, Mr. Holler is entitled to benefits, including group life, health, executive medical supplement and other insurance, and an automobile allowance of $1,000 per month (plus a gross up for taxes).

The perquisites received by the other named executive officers include automobile allowances and executive medical.

Mr. Kent and Mr. DeKay own 75% and 5% of the equity of Prime, respectively. See “Certain Relationships and Related Person Transactions” for more information. Because our sales to Prime are made at prices and terms comparable to those of other companies in the industry, the Compensation Committee does not consider those payments in determining the compensation for Mr. Kent and Mr. DeKay.

Deferred Compensation Program.  As required by Mr. Kent’s employment agreement, in addition to Mr. Kent’s base salary, we accrue 15% of his base salary to an unfunded deferred compensation account on December 31st of each year. In addition, we also accrue 8% of the total balance in his deferred account as of the end of the preceding December 31st, and this 8% return will continue until all deferred compensation has been paid to Mr. Kent. The deferred compensation account is an unsecured claim and all amounts remain part of our operating assets, subject to creditor claims. The current balance of Mr. Kent’s deferred compensation is $2.4 million as of December 31, 2008.

Compensation Following Employment Termination or Change in Control

Our company has entered into employment agreements with Mr. Kent and Mr. Holler that provide certain compensation following the termination of employment or a change of control in certain circumstances. Stock options granted to our named executive officers have provisions that are effective upon the termination of employment or a change of control. See “Executive Compensation — Employment Agreements” and “Executive Compensation — Potential Payments upon Termination or Change in Control” on pages 24 to 28, respectively, for further information. The Compensation Committee believes that compensation following employment termination or a change of control is an important part of the overall compensation for named executive officers. The Compensation Committee also believes that these arrangements are important as a recruitment and retention device.

Compensation of Chief Executive Officer

The policies and decisions for compensating Mr. Kent, our chief executive officer, are not materially different than the other named executive officers. Unlike the other named executive officers, Mr. Kent participates in a deferred compensation program because Mr. Kent participated in a deferred compensation program before he joined our company, and we have concluded that maintaining his deferred compensation program is important in order to retain Mr. Kent’s services.

Certain Tax Consequences

In setting an executive officer’s compensation package, the Compensation Committee considers the requirements of Internal Revenue Code Section 162(m), which provides that compensation in excess of $1 million paid to certain executive officers is not deductible unless it is performance-based and paid under a program that meets certain other legal requirements. The Compensation Committee retains the ability to evaluate the performance of our executives and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law.

Accounting Implications

Our company’s stock option grant policies have been impacted by the implementation of SFAS No. 123(R), which we adopted in the first quarter of fiscal 2006. Under this accounting pronouncement, we are required to value unvested stock options granted prior to our adoption of SFAS No. 123(R) as well as stock options granted subsequent to our adoption of SFAS No. 123(R) under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and those discussions, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Peter Blum, Chairman
David M. Gilchrist, Jr.
David H. Robbins

Summary Compensation Table

The following shows the compensation for the fiscal years 2008, 2007 and 2006 of our Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers for the fiscal years 2008, 2007 and 2006 who were executive officers at the end of the fiscal year. See “Executive Compensation — Employment Agreements” for a description of the employment agreements with Mr. Kent and Mr. Holler.

						Change in
						Pension
					Non-Equity	Value and
					Incentive	Nonqualified
				Option	Plan	Deferred	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)	($)	($)(3)	($)

Rodney D. Kent	2008	400,000	4,045	0	0	231,828	295,156	931,029
Chief Executive Officer(4)(5)	2007	400,000	5,854	479,620	300,000	214,656	89,889	1,490,019
	2006	400,000	6,350	1,247,019	420,000	198,756	97,112	2,369,237
Glenn J. Holler	2008	298,480	0	0	0	0	125,585	424,065
Senior Vice President, Chief	2007	291,200	0	184,470	160,160	0	42,333	678,163
Financial Officer and Secretary	2006	291,200	0	479,623	224,224	0	44,367	1,039,414
Donald F. DeKay	2008	226,089	3,009	0	0	0	80,000	309,098
Vice President — Finance(4)	2007	220,740	4,336	118,060	110,370	0	30,083	483,589
	2006	218,430	4,654	306,958	154,518	0	27,132	711,692
Chrysant Makarushka	2008	144,068	2,315	0	0	0	81,319	227,702
Vice President — Purchasing	2007	140,660	3,319	118,060	70,330	0	75,048	407,417
and Logistics	2006	139,190	3,518	306,958	98,462	0	27,745	575,873
Martin G. Dew	2008	188,822	3,003	141,672	25,000	0	124,789	483,286
President of IWG High	2007	183,376	3,864	141,672	91,688	0	32,540	453,140
Performance Conductors, Inc.(6)	2006	136,170	2,211	94,448	68,085	0	12,797	313,711

(1)	Performance bonuses paid pursuant to the Key Management Incentive Plan have been reported in the Non-Equity Incentive Plan Compensation column. Bonuses under this column are pursuant to the Bare Wire Cash Profits Sharing Plan or High Performance Conductors Cash Profit Sharing Plan, as applicable.

(2)	Amounts reflect the compensation cost for the years ended December 31, 2008, December 31, 2007 and December 31, 2006 of the named executive officer. These amounts are calculated in accordance with SFAS 123(R) using the assumptions set forth in the footnotes to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, except that, as required by the SEC, no estimates were made for forfeitures. When granted on May 12, 2006, the option awards vest equally on May 12, 2007, May 12, 2008 and May 12, 2009. However, on November 9, 2006, the option awards for all named executive officers (except Mr. Dew) were amended such that two-thirds of the options vested on November 9, 2006 and the remaining one-third vested on October 20, 2007.

(3)	Rodney D. Kent’s other compensation for 2008 consists of $3,160 for premiums for disability insurance, $45,022 for premiums for whole life insurance, $2,631 for term life insurance, $18,600 for a car allowance, $5,943 for medical and related benefits, a $210,600 dividend-equivalent payment and $9,200 for International Wire’s contributions to our company-sponsored 401(k) plan. Glenn J. Holler’s other compensation for 2008 consists of $580 for premiums for disability insurance, $2,877 for term life insurance, $20,004 for a car allowance, $1,695 for country club dues, $10,229 for medical and related benefits, a $81,000 dividend-equivalent payment and $9,200 for International Wire’s contributions to our company-sponsored 401(k) plan. Donald F. DeKay’s other compensation for 2008 consists of $580 for premiums for disability insurance, $984 for term life insurance, $13,014 for a car allowance, $4,382 for medical and related benefits, a $51,840 dividend-equivalent payment and $9,200 for International Wire’s contributions to our company-sponsored 401(k) plan. Chrysant Makarushka’s other compensation for 2008 consists of $420 for premiums for disability insurance, $2,475 for term life insurance, $13,014 for a car allowance, $5,354 for medical and related benefits, a $51,840 dividend-equivalent payment and $8,216 for International Wire’s contributions to our company-sponsored 401(k) plan. Martin G. Dew’s other compensation for 2008 consists of $527 for premiums for disability insurance, $1,058 for term life insurance, $12,566 for a car allowance, $52,566 for medical and related benefits, a $51,840 dividend-equivalent payment and $6,232 for International Wire’s contributions to our company-sponsored 401(k) plan.

(4)	See “Certain Relationships and Related Person Transactions.”

(5)	Rodney D. Kent’s son and brother are also employed by us as the Corporate Director of Metals Procurement and a scheduling manager, respectively.

(6)	2006 compensation for Mr. Dew reflects compensation for Mr. Dew after March 31, 2006, the date we acquired HPC.

Grants of Plan-Based Awards

The following provides information concerning each grant of an award pursuant to any plan made to our Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers for fiscal year 2008 who were executive officers at the end of the fiscal year. We did not make any grants of equity incentives in 2008.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Award
	Threshold	Target	Maximum
Name	($)(1)	($)(1)	($)(1)

Rodney D. Kent	15,000	300,000	450,000
Glenn J. Holler	8,208	164,164	246,246
Donald F. DeKay	5,652	113,044	169,566
Chrysant Makarushka	3,602	72,034	108,051
Martin G. Dew	4,721	94,411	141,617

(1)	Represents the threshold, target and maximum estimated possible payouts under our Key Management Incentive Plan. Payouts under the Key Management Incentive Plan, which were based on our 2008 actual EBITDA compared to our EBITDA target were made at 0% of each named executive officer’s target opportunity, with the exception of Mr. Dew whose payout was made at 27.3% of his target opportunity. Payouts are reflected in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.” The threshold possible payout is computed by multiplying each executive officer’s target by 5%. The target possible payout for each executive officer is computed by multiplying the target level (as a percentage of base salary) by the actual base salary paid to each executive officer. For 2008, the target level (assuming our EBITDA target was met) was 75%, 55%, 50% and 50% as a percentage of base salary for Mr. Kent, Mr. Holler, Mr. DeKay and Mr. Makarushka, respectively. Mr. Dew’s target level of 50% is tied to meeting the EBITDA target of our HPC division. The maximum target amount is computed by multiplying the target of each executive officer by 150%. See “Compensation Discussion and Analysis — Elements of Compensation for Fiscal 2008 — Key Management Incentive Plan” for more information.

Outstanding Equity Awards at Fiscal Year-End

The following provides information concerning unexercised options held by our Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers for fiscal year 2008 who were executive officers at the end of the fiscal year.

		Option Awards
	Number of	Number of
	Securities Underlying	Securities Underlying	Option	Option
	Unexercised Options	Unexercised Options	Exercise Price	Expiration
Name	(#) Exercisable	(#) Unexercisable(1)	($)	Date

Rodney D. Kent	195,000	0	15.00	5/11/16
Glenn J. Holler	75,000	0	15.00	5/11/16
Donald F. DeKay	48,000	0	15.00	5/11/16
Chrysant Makarushka	48,000	0	15.00	5/11/16
Martin G. Dew	32,000	16,000	15.00	5/11/16

(1)	The unexercisable options for Mr. Dew become exercisable on May 12, 2009.

Option Exercises and Stock Vested

There were no stock options exercised during fiscal year 2008. We have not issued any restricted stock.

Nonqualified Deferred Compensation

The following provides information regarding the deferral of compensation for Mr. Kent for fiscal year 2008. None of the other named executive officers have deferred compensation.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

Rodney D. Kent(1)(2)	0	60,000	171,828	0	2,379,685

(1)	See “Executive Compensation — Employment Agreements” for more information.

(2)	Our company contribution of $60,000 and the aggregate earnings in the last fiscal year of $171,828 are included in the nonqualified deferred compensation column in the Summary Compensation Table on page 20.

Director Compensation

The following provides information concerning the compensation of the directors of our company for fiscal year 2008.

	Fees Earned or	Option	All Other
	Paid in Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)(2)	($)

Mark K. Holdsworth	44,500	36,813	17,820	99,133
William Lane Pennington	45,250	36,813	42,690	124,753
Peter Blum	52,250	36,813	17,820	106,883
David M. Gilchrist, Jr.	60,500	36,813	17,820	115,133
David H. Robbins(3)	51,000	36,813	17,820	105,633
Lowell W. Robinson	61,500	36,813	17,820	116,133
John T. Walsh	55,500	36,813	17,820	110,133

(1)	Amounts reflect the compensation cost of the director for the year ended December 31, 2008. These amounts are calculated in accordance with SFAS 123(R) using the assumptions set forth in the footnotes to the financial statements in our Annual Report on Form 10-K for year ended December 31, 2008, except that, as required by the SEC, no estimates were made for forfeitures. On October 20, 2007, 3,300 options were issued to all outside directors, and these options vested on October 20, 2008. On October 20, 2008, 3,300 additional options were issued to all outside directors, and these options vest on October 20, 2009.

(2)	The other compensation for 2008 for Mark K. Holdsworth, William Lane Pennington, Peter Blum, David M. Gilchrist, Jr., Lowell W. Robinson and John T. Walsh includes a dividend-equivalent payment of $17,820. William Lane Pennington’s other compensation for 2008 consists of the above mentioned dividend-equivalent payment as well as company-provided medical and other insurance benefits until June 30, 2008 that were valued at $24,870 for his services as Vice-Chairman of the Board of Directors. See “Certain Relationships and Related Person Transactions” for a description of additional compensation received by Mr. Pennington from us.

(3)	Cash compensation and option awards, in respect of the service of Mr. Robbins as a director are paid directly to GSC or its affiliates. The dividend-equivalent payment of $17,820 was paid to GSC as compensation for David H. Robbins’ service as a director.

Directors who are officers or employees of our company receive no compensation for their services as directors. Each of our directors who is not also an officer, employee or an affiliate of our company (an “Outside Director”) received an annual cash retainer of $37,000 in 2008.

Beginning on October 20, 2007 and continuing annually thereafter, each of our directors receive options to purchase 3,300 shares of our common stock annually, which will vest on the first anniversary of the date of grant. Our directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof and for educational training.

Additionally, each of our directors receives fees in the amount of $1,500 for each Board of Directors meeting they attend in person and $750 for telephonic participation. Directors also receive annual cash retainers for committee positions in the following amounts: Audit Committee Chairman ($10,000), Audit Committee member ($4,000), Compensation Committee Chairman ($5,000) and Compensation Committee member ($3,000). Our directors who serve on committees also receive committee meeting fees of $1,000 for an in-person meeting and $500 for telephonic participation.

See “Certain Relationships and Related Person Transaction — Relationship with William Lane Pennington” for a description of additional compensation received by Mr. Pennington from us.

Equity Compensation Plan

The following table summarizes securities authorized for issuance under our equity compensation plans as of December 31, 2008.

Number of Securities
Remaining Available
	Number of	Weighted-Average	for Future Issuance
	Securities to be	Exercise Price of	Under Equity
	Issued Upon Exercise of	Outstanding	Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,072,300	$15.71	422,500
Equity compensation plans not approved by security holders	—	$—	—

Total	1,072,300	$15.71	422,500

Employment Agreements

Rodney D. Kent Employment Agreement.

Mr. Kent entered into a third amended and restated employment agreement with us on April 25, 2008. Pursuant to such employment agreement, Mr. Kent serves as our Chief Executive Officer. Mr. Kent is required to devote substantially all of his business time and attention to the performance of his duties under the employment agreement. Unless otherwise terminated, the employment agreement expires on March 31, 2010 and is extended automatically for one-year periods provided that neither we nor Mr. Kent elect to terminate the agreement.

The compensation provided to Mr. Kent under his employment agreement includes an annual base salary of $400,000 or such higher amount as may be prescribed by our Compensation Committee or Board of Directors, and certain other benefits (including the payment of insurance policy premiums for the benefit of Mr. Kent) for as long as the employment agreement is in force. In addition, we have agreed to provide lifetime medical benefits covering Mr. Kent, his wife and his children until age 27 under our group medical plan, or other similar plan, as we may maintain for our executive employees, at our expense during Mr. Kent’s employment with us or at any other time, whether or not Mr. Kent is then employed by us. Further, Mr. Kent is entitled to an annual bonus with a target of seventy-five percent of his annual base salary.

In addition to the base salary, an amount equal to 15% of Mr. Kent’s base salary is accrued annually under an unfunded deferred compensation account. We also accrue 8% of the previous year’s account balance as interest. The total deferred compensation will generally be paid to Mr. Kent in five substantially equal annual installments following the termination of his employment, except that in the case of death, it will be paid in one lump sum after his death, and in the case of a change of control, it will be paid in one lump sum on the later of his termination or change of control. Additionally, if Mr. Kent experiences an unforeseeable emergency, as defined in his employment agreement, Mr. Kent may petition our Compensation Committee for a distribution from the deferred compensation account. A change of control occurs upon (i) acquisition of beneficial ownership of fifty percent (50%) or more of the voting power of our outstanding securities by any person or group during a twelve (12) month period ending on the most recent acquisition by such person or group, (ii) specified changes in the majority composition of our Board, (iii) our merger or consolidation into any other corporation other than a merger that would result in our current stockholders maintaining greater than fifty percent (50%) of the combined voting power of the combined entity or (iv) our stockholders approving and effecting a plan of complete liquidation of our company or an agreement for the sale or disposition by our company of all or substantially all of our assets.

If Mr. Kent’s employment is terminated due to disability or death, Mr. Kent or his estate, heirs or beneficiaries, as applicable, would receive (i) Mr. Kent’s earned but unpaid base salary, (ii) the payment of Mr. Kent’s deferred compensation, (iii) benefits due under any employee benefit programs and insurance arrangements, (iv) lifetime medical coverage for Mr. Kent, his wife and his children until age 27 and (v) subject to Mr. Kent’s compliance with a confidentiality provision and two-year non-competition and non-solicitation provisions in the case of disability, Mr. Kent’s then current base salary, benefits and car allowance for a period of 24 months from the date of termination.

If Mr. Kent’s employment is terminated by us for cause or if Mr. Kent voluntary terminates his employment (other than on or during the one year period following a change of control) or if the employment agreement terminates at the end of its term, Mr. Kent would receive (i) his earned but unpaid base salary, (ii) the payment of Mr. Kent’s deferred compensation, (iii) benefits due under any employee benefit programs and insurance arrangements, and (iv) lifetime medical coverage for Mr. Kent, his wife and his children until age 27. In addition, in such a situation, we may elect to enforce the two-year non-competition provision, in which case Mr. Kent would also receive his then current base salary, certain benefits and car allowance from the date of receiving a bona fide offer of employment, that he is precluded from accepting, until the two year anniversary of the termination of his employment with us (or for such shorter period that we choose to enforce these provisions). “Cause,” as defined in Mr. Kent’s employment agreement, means a determination by an affirmative vote of the majority of the directors of our Board, acting in good faith, that Mr. Kent has engaged in (i) intentional illegal or dishonest conduct or (ii) a material breach of the terms of his employment agreement, including a failure to properly perform the duties assigned to Mr. Kent; provided, however, that in respect of clause (ii), “Cause” shall be deemed to exist only in the event that we provide reasonably specific notice to Mr. Kent of the material breach, and such breach shall remain uncured for a period of sixty (60) days thereafter; and provided further, that if such breach is of such a nature that it cannot be cured within sixty (60) days, then such time period shall be extended for a reasonable additional time if Mr. Kent has commenced to cure the breach within said sixty (60) days and diligently proceeds thereafter to effect the cure.

If Mr. Kent’s employment is terminated by us without cause, Mr. Kent would receive (i) his earned but unpaid base salary, (ii) the payment of Mr. Kent’s deferred compensation, (iii) benefits due under any employee benefit programs and insurance arrangements, (iv) lifetime medical coverage for Mr. Kent, his wife and his children until age 27 and (v) subject to Mr. Kent’s compliance with a confidentiality provision and two-year non-competition and non-solicitation provisions, Mr. Kent’s then current base salary, benefits and car allowance for a period of 24 months from the date of termination.

If Mr. Kent resigns on or within one year following a change of control, Mr. Kent would receive (i) his earned but unpaid base salary, (ii) the payment of Mr. Kent’s deferred compensation, (iii) benefits due under any employee benefit programs and insurance arrangements, (iv) lifetime medical coverage for Mr. Kent, his wife and his children until age 27 and (v) subject to Mr. Kent’s compliance with a confidentiality provision and two-year non-competition and non-solicitation provisions, Mr. Kent’s then current base salary, benefits and car allowance for a period of 24 months from the date of termination.

The non-competition provision in Mr. Kent’s agreement provides that for a period of two years after his termination with us, Mr. Kent will not (i) engage or enter into employment by, or into self-employment or gainful occupation as a competing business or (ii) act directly or indirectly as an advisor, consultant, sales agent or broker for a competing business. The non-solicitation provision in Mr. Kent’s employment agreement provides that for a period of two years following his employment with us, he shall not, on behalf of any business, solicit or induce, or in any manner attempt to solicit or induce, either directly or indirectly, any person employed by us or any of our agents. The confidentiality provision in Mr. Kent’s agreement provides that without prior written consent, during his employment with us or any time thereafter, he will not directly or indirectly reveal, divulge, disclose or communicate confidential information to any person or entity (other than our authorized officers, directors and employees) in any manner whatsoever other than in the course of carrying out his duties.

Glenn J. Holler Employment Agreement.

Mr. Holler entered into a third amended and restated employment agreement with us on April 25, 2008. Pursuant to such employment agreement, Mr. Holler serves as our Senior Vice President, Chief Financial Officer, and Secretary. Mr. Holler is required to devote substantially all of his business time and attention to the performance of his duties under the employment agreement. Unless otherwise terminated, the employment agreement expires on June 30, 2010 and is extended automatically for one year periods provided that neither we nor Mr. Holler elect to terminate the agreement by the June 1st in the year immediately preceding the expiration of the current term. For example, on July 1, 2009, the employment agreement term would be extended until June 30, 2011.

The compensation provided to Mr. Holler under his employment agreement includes an annual base salary of $299,936 or such higher amount as may be prescribed by our Compensation Committee or Board of Directors, and certain other benefits for as long as the employment agreement is in force. In addition, Mr. Holler is entitled to an annual bonus with a target of fifty-five percent of his base salary.

If Mr. Holler’s employment is terminated due to disability or death, Mr. Holler or his estate, heirs or beneficiaries, as applicable, would receive (i) Mr. Holler’s earned but unpaid base salary, (ii) benefits due under any employee benefit programs and insurance arrangements and (iii) subject to Mr. Holler’s compliance with a confidentiality provision, two-year non-competition and one-year non-solicitation provisions in the case of disability, Mr. Holler’s then current base salary for a period of 12 months from the date of termination.

If Mr. Holler’s employment is terminated by us for cause or if Mr. Holler voluntary terminates his employment or if the employment agreement terminates at the end of its term, Mr. Holler would receive (i) his earned but unpaid base salary and (ii) benefits due under any employee benefit programs and insurance arrangements. In addition, in such a situation, we may elect to enforce the two-year non-competition provision, in which case Mr. Holler would receive one-half of his then current salary from the date of receiving a bona fide offer of employment, that he is precluded from accepting, until the two year anniversary of the date of termination of his employment with us (or for such shorter period that we choose to enforce these provisions). “Cause,” as defined in Mr. Holler’s employment agreement, means fraud, dishonesty, competition with us, unauthorized use of any of our trade secrets or confidential information, or a substantial failure to properly perform the duties assigned to Mr. Holler, in our reasonable judgment after giving Mr. Holler written notice of such failure and a thirty day period within which to cure such failure.

If Mr. Holler’s employment is terminated by us without cause, Mr. Holler would receive (i) his earned but unpaid base salary, (ii) benefits due under any employee benefit programs and insurance arrangements and (iii) subject to Mr. Holler’s compliance with a confidentiality provision and one year non-solicitation provision, Mr. Holler’s then current base salary and benefits for a period of the longer of 18 months from the date of termination or until the termination date of his current employment term.

The non-competition provision in Mr. Holler’s agreement provides that for a period of two years after his termination with us, Mr. Holler will not, either directly or indirectly, (i) engage or enter into employment by, or into self-employment or gainful occupation as, (ii) participate or make any financial investment in whether for his own account or for the account of others or (iii) render advisory services or otherwise assist in or be interested in any capacity to any competing business in any geographic area in which we are conducting business. The non-solicitation provision in Mr. Holler’s employment agreement provides that for a period of one year following his employment with us, he shall not, on behalf of any business, solicit or induce, or in any manner attempt to solicit or induce, either directly or indirectly, any person employed by us or any of our agents. The confidentiality provision in Mr. Holler’s agreement provides that without prior written consent, during his employment with us or any time thereafter, he will not directly or indirectly reveal, divulge, disclose or communicate confidential information to any person or entity (other than our authorized officers, directors and employees) in any manner whatsoever other than in the course of carrying out his duties.

Potential Payments upon Termination or Change in Control

The options granted to the named executive officers become fully exercisable immediately prior to a change of control. A change in control, as defined in the 2006 Management Stock Option Plan, occurs upon (i) beneficial ownership of fifty percent (50%) or more of the voting power of our outstanding securities by any person, (ii) specified changes in the majority composition of our Board, (iii) our merger or consolidation into any other corporation other than a merger that would result in our current stockholders maintaining greater than fifty percent (50%) of the combined voting power of the combined entity or (iv) stockholder approval and effect of a plan of complete liquidation or a sale or disposition of all or substantially all of our assets. In the event of a termination of a named executive officer’s employment with us either due to the executive’s voluntary resignation or our termination of the executive for cause, the option would terminate 30 days after the termination of employment. In the event of a termination of a named executive officer other than as a result of the executive’s voluntary resignation or the executive’s termination by us for cause, the executive’s option would terminate on the later of (i) the date the executive would no longer be entitled to receive any benefits from us or our subsidiaries pursuant to an employment agreement (if any) or (ii) 30 days after the termination of employment (or 180 days after the termination of employment if because of death or disability).

See “Executive Compensation — Employment Agreements” for a description of the provisions contained in Mr. Kent’s employment agreement.

The table below reflects the amount of compensation to each of the named executive officers of our company in the event of termination of the executive officer’s employment or upon a change in control. The amount of compensation payable to each named executive officer upon termination for cause, termination without cause, termination due to death or disability, or termination upon a change in control is shown below. The amounts shown assume that the termination was effective as of December 31, 2008, and thus include amounts earned through that date and are estimates of the amounts that would be paid to each executive officer listed upon his termination. The actual amounts to be paid can only be determined at the time of the applicable executive officer’s separation from our company.

									Termination by
									Executive after
	For Cause		Without Cause		Disability		Death		Change in Control
Name	($)		($)		($)		($)		($)

Rodney D. Kent
Compensation	800,000	(1)	800,000		800,000	(2)	800,000		800,000
Benefits	174,826	(3)	174,826	(4)	174,826	(4)	61,200	(5)	174,826 (4)
Deferred compensation	2,939,947	(6)	2,939,947	(6)	2,939,947	(6)	2,379,685		2,379,685
Stock options	0		0		0		0		0
Total	3,914,773		3,914,773		3,914,773		3,240,885		3,354,511
Glenn J. Holler
Compensation	299,936	(7)	449,904	(8)	299,936	(9)	299,936		0
Benefits	0		15,966	(10)	10,644	(11)	5,448	(12)	0
Stock options	0		0		0		0		0
Total	299,936		465,870		310,580		305,384		0
Donald F. DeKay	0		0		0		0		0
Chrysant Makarushka	0		0		0		0		0
Martin G. Dew	0		0		0		0		0

(1)	If Mr. Kent receives a bona fide offer of employment and we enforce the provisions of a 2 year non-compete, Mr. Kent will receive his salary from the date of receiving such offer until two years after the date of his termination assuming he complies with the confidentiality and non-compete provisions. We have assumed for purposes of this table that Mr. Kent receives a bona fide offer of employment on the day he is terminated and that he is precluded from accepting a bona fide offer of employment.

(2)	In the case of disability, assumes compliance with confidentiality provisions and two year non-compete and non-solicitation provisions in Mr. Kent’s employment agreement.

(3)	If Mr. Kent is terminated for cause, medical coverage will be provided to Mr. Kent and his wife for their lifetimes and one dependent until 2011. The cost of this medical coverage is estimated at $36,000 for lifetime medical, which assumes medical coverage (and when applicable, medicare coverage) for Mr. Kent and his wife for their lifetimes and one dependent until 2011, a 5.75% discount rate and increasing medical costs at the rate of approximately 11% per year trending down to approximately 6% per year after 6 years. If Mr. Kent receives a bona fide offer of employment and we enforce the provisions of a 2 year non-compete, Mr. Kent will receive (i) his car allowance of $1,550 per month and (ii) life insurance and disability insurance policy premiums, from the date of receiving such offer until two years after the date of his termination assuming he complies with the confidentiality and non-compete provisions. We have assumed for purposes of this table that Mr. Kent receives a bona fide offer of employment on the day he is terminated and that he is precluded from accepting a bona fide offer of employment. The total cost of two years of life and disability insurance premiums is $101,626, which assumes life and disability insurance premiums of $50,813 per year. The total cost of a two year car allowance is $37,200.

(4)	Includes life and disability insurance policy premiums of $101,626, which assumes life and disability insurance premiums of $50,813 per year. Includes $36,000 for lifetime medical, which assumes medical coverage (and when applicable, medicare coverage) for Mr. Kent and his wife for their lifetimes and one dependent until 2011, a 5.75% discount rate and increasing medical costs at the rate of approximately 11% per year trending down to approximately 6% per year after 6 years. Includes a two year car allowance total of $37,200, which assumes a car allowance of $1,550 per month.

(5)	Includes $24,000 for lifetime medical, which assumes medical coverage (and when applicable, medicare coverage) for Mr. Kent’s wife for her lifetime and one dependent until 2011, a 5.75% discount rate and increasing medical costs at the rate of approximately 11% per year trending down to approximately 6%

per year after 6 years. Includes a two year car allowance totaling of $37,200, which assumes a car allowance of $1,550 per month.

(6)	Includes $560,262 in interest earnings on deferred compensation.

(7)	If Mr. Holler receives a bona fide offer of employment and we enforce the provisions of a 2 year non-compete, Mr. Holler will receive one-half of his salary from the date of receiving such offer until two years after the date of his termination assuming he complies with the confidentiality and non-compete provisions. We have assumed for purposes of this table that Mr. Holler receives a bona fide offer of employment on the day he is terminated and that he is precluded from accepting a bona fide offer of employment.

(8)	Assumes compliance with confidentiality provision and a one-year non-solicitation provision in Mr. Holler’s employment agreement.

(9)	In the case of disability, assumes compliance with confidentiality provision, two year non-compete and one-year non-solicitation provisions in Mr. Holler’s employment agreement.

(10)	Assumes health care benefits of $887 per month for 18 months.

(11)	Assumes health care benefits of $887 per month for 12 months.

(12)	Assumes health care benefits of $454 per month for 12 months.

AUDIT COMMITTEE REPORT

The Audit Committee of International Wire’s Board of Directors is composed solely of independent directors and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee’s charter can be found on our website at http://itwg.client.shareholder.com.

The Audit Committee assists the Board of Directors in its general oversight of the integrity of our company’s financial statements, the independent registered public accountants’ qualifications and independence, the performance of International Wire’s internal audit function and independent registered public accountants’ and International Wire’s compliance with legal and regulatory requirements. The Audit Committee also oversees the review and assessment process of our internal control over financial reporting, including the framework used to evaluate the effectiveness of such internal controls. The independent registered public accountants report directly to the Audit Committee.

International Wire’s management has primary responsibility for the financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. Deloitte is responsible for expressing an opinion on the conformity of our company’s audited financial statements with accounting principles generally accepted in the United States.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with International Wire’s management. The Audit Committee also reviewed with management and Deloitte the reasonableness of significant estimates and judgments made in preparing the financial statements as well as the clarity of the disclosures in the financial statements.

2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61, as amended (AICPA, Professional Standards, Vol. 1 section AU 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”), as adopted by the Public Company Oversight Board in Rule 3600T, and has discussed with the independent accountants the independent accountants’ independence.

In reliance on the reviews and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended

December 31, 2008 for filing with the SEC. The Audit Committee and the Board also have recommended, subject to stockholder approval, the selection of our independent registered public accounting firm.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management was required to prepare as part of our Annual Report on Form 10-K for the year ended December 31, 2008 a report by management on its assessment of our internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. Deloitte has issued an audit report relative to internal control over financial reporting. During the course of fiscal 2008, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal controls, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with Deloitte. Management’s assessment report and the auditors’ audit report are included as part of our Annual Report on Form 10-K for the year ended December 31, 2008.

THE AUDIT COMMITTEE

Lowell W. Robinson, Chairman
David M. Gilchrist, Jr.
John T. Walsh

The foregoing Report of the Audit Committee shall not be deemed to be soliciting material, to be filed with the SEC or to be incorporated by reference into any of International Wire’s previous or future filings with the SEC, except as otherwise explicitly specified by us in any such filing.

INDEPENDENT AUDITORS

One or more representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The amount of audit and other fees for professional services rendered by Deloitte during the last two fiscal years are set forth below.

Audit Fees:  Deloitte billed us an aggregate of $1,263,981 and $1,452,832 in fees in 2008 and 2007, respectively. The services provided in exchange for these fees in 2008 and 2007 was the audit of our consolidated annual financial statements and reviews of our consolidated quarterly financial statements, including statutory audit work for foreign operations and the audit of internal controls over financial reporting as required by Sarbanes-Oxley.

Audit-Related Fees:  Deloitte billed us $55,781 and $12,000 for audit-related services in 2008 and 2007, respectively. Fees for audit related services primarily consisted of services provided in 2008 for due diligence related to a potential acquisition and in 2007 related to our Form S-8 filing.

Tax Fees:  Deloitte billed us $126,470 and $0 for tax services in 2008 and 2007, respectively. Fees for tax services primarily consisted of fees for tax preparation and tax planning.

All Other Fees:  Deloitte did not bill us for any other professional services in either of the last two fiscal years.

Pre-Approval Policy

The Audit Committee is required to pre-approve the audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence.

All audit services provided by Deloitte were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee charter provides for pre-approval of any audit or non-audit services provided to our company by its independent auditors. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its scheduled meetings.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and any persons who own more than ten percent of our common stock to file with the SEC various reports as to ownership of such common stock. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us, the aforesaid Section 16(a) filing requirements were met on a timely basis during fiscal 2008 with the exception of one Form 4 for director William Lane Pennington that was filed late on August 26, 2008.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our general policy (as described in our Code of Business Conduct) is to avoid related person transactions. Nevertheless, we recognize that there are situations where related person transactions might be in, or might not be inconsistent with, our best interests and those of our stockholders. Either the Audit Committee or our Board of Directors reviews and approves or ratifies any related person transactions. We do not have a formal written policy regarding policies and procedures for related party transactions generally but rather related party transactions are reviewed on a case-by-case basis as discussed further below.

Relationship with Rodney D. Kent and Donald F. DeKay

We sell a portion of our production scrap to Prime and Prime also performs certain scrap processing services for our company. Rodney D. Kent, the Chief Executive Officer of our company, owns 75% of Prime and is the chairman and a director of Prime. In addition, Donald F. DeKay, the Vice President of Finance of our company, owns 5% of Prime and is a director of Prime.

There is no formal written agreement between us and Prime. Instead, the relationship is governed through purchase orders. Sales to Prime for the year ended December 31, 2008 was $21.3 million. We had outstanding accounts receivable from Prime related to those sales of $0.8 million at December 31, 2008. We also incurred scrap processing services costs from Prime of $0.2 million for the year ended December 31, 2008. We had outstanding accounts payable to Prime related to those services of $0 at December 31, 2008. We have continued this relationship in 2009. Sales to and purchases from Prime as related services were at prices and terms comparable to those of other companies in the industry.

The Audit Committee has approved the following process for selling our production scrap. Decisions regarding the sale of production scrap, including sales to Prime, are made by Mr. Makarushka, our Vice President of Purchasing and Logistics. Before making any sales of production scrap, Mr. Makarushka is required to solicit competitive bids from scrap purchasers for the particular location or locations where the production scrap materials are located. Generally, bids are made by buyers of production scrap by specifying a margin with respect to a market price for the raw material. For example, the price per pound we receive for copper scrap is the price per pound of copper quoted on the New York Mercantile Exchange, Inc. less the margin per pound of copper. Mr. Makarushka decides whether to request bids for production scrap currently held at our facilities or whether to lock in the margin for a longer period of time. If Mr. Makarushka receives multiple bids, Mr. Makarushka selects the lowest bid. If Mr. Makarushka receives only one bid, Mr. Makarushka exercises his discretion whether to accept the bid. The purchase of scrap processing services was also confirmed by a competitive bid. After the end of the fiscal year, our Manager of Internal Audit/SOX reviews a sample of the transactions with Prime and reports his finding to the Audit Committee.

Relationship with William Lane Pennington

In addition to fees received as a director of International Wire, William Lane Pennington received company-provided medical and other insurance benefits through June, 30, 2008 for his services as Vice-Chairman of the Board of Directors. Mr. Pennington provided, among other things, assistance with strategic planning, corporate governance and communications. Our Board of Directors reviewed and approved the compensation for Mr. Pennington. As of June 30, 2008, Mr. Pennington is no longer receiving any benefits for his services as Vice-Chairman.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in our 2010 Annual Meeting Proxy Statement and Proxy Card

Stockholders who, in accordance with SEC Rule 14a-8 wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting must submit their proposals so that they are received at our principal executive offices no later than the close of business on February 18, 2010. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with our company’s Bylaws, in order to be properly brought before the 2010 Annual Meeting, a stockholder’s notice of the matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to our Secretary (at the address below) not less than 120 nor more than 180 days before the first anniversary of the date of the 2009 Annual Meeting. As a result, any notice given by a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than December 20, 2009, and no later than February 18, 2010, unless our Annual Meeting date is more than 30 days before or 60 days after June 18, 2010. If our 2010 Annual Meeting date is advanced by more than 30 days (May 19, 2010) or delayed by more than 60 days (August 17, 2010) from the first anniversary of this year’s meeting date, then notice by the stockholder to be timely must be delivered to our Secretary not later than the close of business on the later of the 90th day before the 2010 Annual Meeting or the 15th day following the date on which the meeting date is publicly announced.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaw and SEC requirements. Our company will not consider any proposal or nomination that does not meet the Bylaw requirements and the SEC’s requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2010 Annual Meeting should be addressed to Secretary, International Wire Group, Inc., 12 Masonic Avenue, Camden, New York 13316. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Other Stockholder Proposals for Presentation at our 2010 Annual Meeting

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described above) but is instead sought to be presented directly at the 2009 Annual Meeting, SEC rules permit management to vote proxies in its discretion if we: (a) receive notice of the proposal more than 45 days prior to the anniversary of the mailing date of this Proxy Statement and we advise stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter; or (b) do not receive notice of the proposal at least 45 days prior to the anniversary of the mailing date of this Proxy Statement. Notices of intention to present proposals at the 2010 Annual Meeting should be addressed to our Secretary at 12 Masonic Avenue, Camden, New York 13316.

Other Matters

Management is not aware of any other matters that will be presented at the Annual Meeting, and our company’s Bylaws do not allow proposals to be presented at the meeting unless presented to our company prior to the date of this Proxy Statement. However, if any other matter is properly presented at the meeting, the persons named in the proxy (or, if none, the holder of the proxy) will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

International Wire Group, Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	01 - Rodney D. Kent 04 - Peter Blum 07 - Lowell W. Robinson	02 - Mark K. Holdsworth 05 - David M. Gilchrist, Jr. 08 - John T. Walsh	03 - William Lane Pennington 06 - David H. Robbins	+

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08
☐	For All EXCEPT — To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. Ratification of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for the year ending December 31, 2009	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance	☐
Mark box to the right if you plan to attend the Annual Meeting.
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

■

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — INTERNATIONAL WIRE GROUP, INC.

Proxy for 2009 Annual Meeting of Stockholders
Vote by Mail
•	Mark, sign and date your proxy form

•	Detach your proxy form

•	Return your proxy form in the postage-paid envelope provided
KNOWN ALL MEN BY THESE PRESENTS, that the undersigned stockholder of International Wire Group, Inc., a Delaware corporation (the “Company”), does hereby constitute and appoint Rodney D. Kent and Glenn J. Holler, or either one of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the 2009 Annual Meeting of Stockholders of the Company, on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the matters in the manner herein specified.
IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFIC ACTION IS MADE, SUCH SHARES WILL BE VOTED “FOR” PROPOSAL NO. 1 AND 2 AND AS RODNEY D. KENT AND GLENN J. HOLLER DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERTY COME BEFORE THE ANNUAL MEETING.
The undersigned hereby revokes all previous Proxies and acknowledges receipt of the Notice of Annual Meeting, the Proxy Statement attached thereto and the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2008 forwarded therewith.
(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)